Exhibit 10.1

EIGHTH AMENDMENT TO LEASE AGREEMENT AND CONDITIONAL TERMINATION OF LEASE

This EIGHTH AMENDMENT TO LEASE AGREEMENT AND CONDITIONAL TERMINATION OF LEASE (this “Amendment”) is entered into this 20th day of July, 2009 (“Effective Date”) by and between Ironwood Apartments, Inc., as successor to Metropolitan Federal Savings and Loan Association (“Landlord”), and Targeted Genetics Corporation (“Tenant”).

Landlord and Tenant are parties to that certain Olive Way Building Lease dated November 20, 1992, as amended by that certain First Amendment to Olive Way Building Lease dated December 10, 1994, that certain Second Amendment to Lease Agreement executed on June 12, 1996 and May 22, 1996, that certain Third Amendment to Lease Agreement dated October 30, 1998, that certain Fourth Amendment dated August 31, 2000, that certain Fifth Amendment to Lease Agreement dated June 20, 2003, that certain Sixth Amendment to Lease Agreement dated November 7, 2003, and that certain Seventh Amendment to Lease Agreement dated December 30, 2008 (as amended, the “Lease”). Capitalized terms used but not defined in this Amendment shall have the meanings given those terms in the Lease.

The purpose of this Amendment is to amend the Lease with respect to Base Rent due for the months of June, July and August 2009 and to terminate the Lease effective August 31, 2009, subject to the satisfaction of certain conditions and the right of Tenant to elect to continue the Lease on the terms and conditions specified in this Amendment.

Landlord and Tenant do hereby amend the Lease as follows:

1.	RENT. Base Rent to be paid for the months of June 2009, July 2009 and August 2009 shall be as follows:

6/1/09 – 6/30/09	$0
7/1/09 – 7/31/09	$10,000
8/1/09 – 8/31/09	$20,000

For the avoidance of doubt, Tenant acknowledges and agrees that, notwithstanding the reductions in Base Rent provided above for the months of June, July and August 2009, Tenant shall continue to be obligated during such months to pay the full amount of Tenant’s Proportionate Share of Operating Expenses (commonly referred to as “common area maintenance”) and utility payments for which Tenant is responsible under the Lease.

2.	CONDITIONAL TERMINATION OF LEASE.

(a)	Conditioned on the satisfaction of the conditions set forth in subsection (b) of this Section 2, the Lease shall terminate and be of no further force or effect as of August 31, 2009 (the “Termination Date”) and Tenant shall vacate the Premises and deliver possession of the same to Landlord on or before the Termination Date.

(b)	Termination of the Lease on the Termination Date and Tenant’s vacation of the Premises on or before the Termination Date, as provided in subsection (a) of this Section 2, is expressly conditioned on the satisfaction of the following conditions:

(i)	Tenant shall not have exercised its option to continue the Lease and its possession of the Premises provided in subsection (c) of this Section 2 (the “Lease Continuation Option”); and

(ii)	Tenant shall pay to Landlord a termination fee of $45,000, which fee shall be paid on or before the Termination Date; and

(iii)	Tenant shall have paid in full the Base Rent specified in Section 1 of this Amendment.

If any of the conditions set forth in clauses (i)-(iii) above is not timely satisfied in full, then (A) the Lease shall continue in full force and effect on the terms and conditions set forth in the Lease, as amended; and (B) Tenant shall pay additional Base Rent in arrears for the months of June, July and August 2009 in an aggregate amount of $45,000 for such three
(3)-month period.

(c)	Notwithstanding the Lease termination provisions set forth in subsections (a) and (b) of this Section 2, Tenant shall have the right to elect to continue the Lease and Tenant’s possession of the Premises (so that the Lease does not terminate on the Termination Date), subject to Landlord’s limited right of termination provided in subsection (d) of this Section 2; provided, however, that Tenant must exercise the Lease Continuation Option by delivery to Landlord of written notice of exercise on or before August 15, 2009. If Tenant timely exercises the Lease Continuation Option pursuant to this subsection (c), then (i) Tenant shall pay additional Base Rent in arrears for the months of June, July and August 2009 in an aggregate amount of $45,000 for such three (3)-month period, and (ii) the Lease shall not terminate on the Termination Date and the Lease shall continue in full force and effect on the terms and conditions set forth in the Lease, as amended.

(d)	If the Lease is terminated on the Termination Date pursuant to subsections (a) and (b) of this Section 2, then (i) Landlord and Tenant shall, as of the Termination Date, be fully and unconditionally released and discharged from their respective rights and obligations that would otherwise have arisen after the Termination Date from or connected with the terms and conditions of the Lease, including, without limitation, any obligation of Tenant to pay rent; and (ii) each of Landlord and Tenant hereby waives, releases and discharges the other party and its personnel, representatives, successors and assigns from any and all claims, causes of action, demands and liabilities of any nature, both known and unknown, that have arisen or may arise out of or in connection with the Lease or the Premises before or after the Termination Date.

(e)	If the Lease is not terminated on the Termination Date because Tenant has exercised the Lease Continuation Option, then in addition to any other rights and remedies Landlord may have, and notwithstanding subsection (c) of this Section 2 or any other terms of the Lease, Landlord shall have the right, subject to and on the following terms and conditions, to terminate the Lease:

(i)	At any time after receipt of Tenant’s written notice to exercise the Lease Continuation Option and before August 31, 2009, Landlord may request in writing that Tenant provide reasonable assurances of the ability of Tenant (or a potential assignee negotiating with Tenant to assume the Lease) to perform its ongoing obligations, including the payment of rent, under the Lease (such reasonable assurances being referred to herein as “Credit Assurance”). Tenant shall provide Credit Assurance to Landlord within ten (10) days after Landlord’s written request, but no later than September 10, 2009.

(ii)	If the Credit Assurance provided by Tenant is not sufficient to demonstrate the ability of Tenant (or a potential assignee) to perform its ongoing obligations under the Lease in the reasonable discretion of Landlord, then Landlord shall have the right to terminate the Lease by providing written notice of termination to Tenant prior to October 1, 2009. In the event that Landlord so provides notification of termination prior to October 1, 2009 pursuant to this subsection (ii), the Lease shall terminate as of October 31, 2009.

(iii)	Credit Assurance may include, without limitation, relevant operating budgets and/or financial statements; evidence of cash and cash equivalents, accounts receivable, and/or commitments or imminent commitments for equity or debt financing, collaboration/partnership funding or other third-party funding; letters of credit or guaranties; and/or other evidence or information demonstrating that Tenant (or a potential assignee) should reasonably be expected to be able to perform its ongoing obligations under the Lease. The parties agree that, in addition to any other Credit Assurance that may provide reasonable assurances of the ability of Tenant (or a potential assignee) to perform its ongoing obligations under the Lease, Tenant shall be deemed to have provided sufficient Credit Assurance, such that Landlord would not have the right to terminate the Lease under this subsection (e), if Tenant (or a potential assignee) has cash and cash equivalents sufficient to fund Tenant’s (or the potential assignee’s) operations for a twelve (12)-month period.

(iv)	If Landlord does not make a written request for Credit Assurance before August 31, 2009, Landlord waives its right to terminate the Lease pursuant to this subsection (e) (without waiving any other rights and remedies Landlord may have).

(f)	Nothing herein is intended to limit or modify Landlord’s rights and remedies with respect to any failure by Tenant to perform its obligations under the Lease, as amended.

3.	RIGHT TO LIST. Landlord shall have the right to list the Premises for lease and/or sale, place signs on the Premises advertising such, and show the Premises to prospective buyers/tenants. Tenant shall cooperate fully with Landlord in showing the Premises upon reasonable notice given by Landlord to Tenant.

4.	CONFIRMATION OF LEASE. Except as modified by this Amendment and by the amendments referenced above, the Lease remains in full force and effect and has not been modified or amended. To the extent the terms of this Amendment are inconsistent with other terms of the Lease, the terms of this Amendment shall control.

5.	GOVERNING LAW. This Agreement shall be governed and construed under the laws of the State of Washington, without respect to its conflict of law principles.

6.	BINDING EFFECT. This Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective legal representatives, successors and assigns.

7.	ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except by a writing executed by the parties. Any modification or waiver of any one provision shall not constitute a waiver or modification of any other provision.

8.	ATTORNEYS’ FEES. Should any dispute arise between the parties or their legal representatives, successors or assigns concerning any provision of this Amendment, the party prevailing in such dispute shall be entitled to recover reasonable attorneys’ fees and legal costs, in addition to such other relief as may be granted.

9.	SEVERABILITY. In the event that any provision of this Agreement is held to be invalid by a court with jurisdiction over the parties, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law and the remaining provisions of this Agreement will remain in full force and effect.

Dated as of the Effective Date.

LANDLORD:

IRONWOOD APARTMENTS, INC., a Washington corporation

By:
John M. Stone, President

TENANT:

TARGETED GENETICS CORPORATION, a Washington corporation

By:
B.G. Susan Robinson, President and CEO

[Acknowledgements Attached]